Exhibit 10.35.3

PROMISSORY NOTE

$3,500,000	Date: March 31, 2005

     FOR VALUE RECEIVED, the undersigned promises to pay to the order of AVENTIS PHARMACEUTICALS PUERTO RICO INC. (the “Lender”) at its office located at 300 Somerset Corporate Blvd., Bridgewater, New Jersey 08807, the sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000), payable as follows:

     The unpaid balance of this Note will bear interest from the date of its execution until full payment at the rate of ten percent (10%) per annum and shall be payable in two (2) equal installments of ONE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($1,750,500); the first of these installments shall be made on July 29, 2005 and the second these installments shall be made on December 30, 2005.

     The entire unpaid balance of this Note shall immediately become due and payable without demand or notice of any kind (a) if any installment is not paid within the ten (10) day grace period or if any other sum owed under this Note or any other obligation to the Lender is not paid when due, or (b) if the undersigned shall admit in writing its inability to pay its debts or makes an assignment for the benefit of creditors, or if a receiver is appointed for any property of the undersigned, or if any petition is filed by or against the undersigned under any provisions of any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or (c) upon the failure in business, dissolution or termination of existence of the undersigned.

     In the event of default in payment of this Note, Inyx, Inc. shall supply Lender all Sanofi Aventis products (under any current Manufacturing and Supply Agreement between the parties) free of charge until payment under this Note is duly satisfied.

     The undersigned agrees to satisfy all of the Lender’s costs, expenses and attorneys’ fees incurred in the judicial or extra-judicial collection of this Note.

     The undersigned hereby waives protest and agrees that the Lender may extend the time of payment, or release any collateral held, with or without notice, to the undersigned. After such an occurrence, all the undersigned will remain liable as if it had expressly consented to such extension or release.

     This Note is subject to and shall be construed under the laws of the Commonwealth of Puerto Rico.

     The undersigned acknowledges receipt of a true and exact copy of this Note.

     EXECUTED in San Juan, Puerto Rico, on the date first set forth above.

INYX, INC.

By:	/s/ JACK KACHKAR

JACK KACHKAR
Chairman & CEO

Affidavit No. 603

     Acknowledged and subscribed to before me in San Juan, Puerto Rico, this 31st day of March 2005, by Jack Kachkar, who is of legal age, married, property owner, resident of Key Biscayne, Florida, as Chairman & CEO of Inyx, Inc.

/s/ Doira Diaz Rivera
Doira Diaz Rivera
Notary Public